Exhibit 99.1

For Immediate Release	Contacts:	Mark Hendrix (Media Relations)
(202) 835-5162
Steve Tamburo (Investor Relations)
(202) 835-4309

RIGGS REPORTS 2003 FOURTH QUARTER, YEAR-END RESULTS

WASHINGTON, D.C., January 21, 2004 – Riggs National Corporation (NASDAQ: RIGS) (“Riggs”) today reported that, for the fourth quarter ended December 31, 2003, it incurred a net loss of $6.9 million, or ($.24) per diluted share, compared to net income of $2.2 million, or $.08 per diluted share, for the comparable quarter of 2002. For the year ended December 31, 2003, Riggs had net income of $1.0 million, or $.03 per diluted share, compared to net income of $13.0 million, or $0.45 per diluted share, in 2002.

For the fourth quarter ended December 31, 2003, Riggs Bank N.A., the primary operating subsidiary of Riggs National Corporation, and its related entities incurred a net loss of $1.7 million, compared to net income of $8.5 million for the comparable quarter of 2002. For the year ended December 31, 2003, Riggs Bank N.A. and its subsidiaries had net income of $24.6 million compared to net income of $46.5 million in 2002. Non-interest expense for the 2003 fourth quarter was $69.7 million, compared to $62.9 million in the year-ago quarter. Non-interest expense for the year ended December 31, 2003 was $257.2 million, compared with $236.2 million in 2002. Expenses in 2003 were higher than a year ago primarily due to increased project expense related to the performance and service improvement initiative and the Bank’s compliance with the Bank Secrecy Act and other regulations.

Commenting on Riggs Bank N.A., Robert L. Allbritton, Chairman of Riggs Bank and Chairman and Chief Executive Officer of Riggs National Corporation, said, “The Bank performed profitably for the year. At year-end, it had more than $425 million in total capital, and was well-capitalized under regulatory definitions. Entering 2004, the Bank’s loan and core deposit balances are strong and asset quality is high.”

He continued, “In 2003, Riggs National Corporation’s modest improvement in non-interest income producing businesses was more than offset by the impact of accelerated repayment of mortgages and mortgage-backed investment assets, and higher project expenses. Despite these factors, however, Riggs’ total capital at year-end was in excess of $675 million, and we are well-capitalized under regulatory definitions. For the year ahead we are focused on reaping financial and customer service benefits from the substantial investments we have made in technology over the past two years.”

Additional details of the results for Riggs National Corporation follow.

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Page Two – Riggs Fourth Quarter 2003 Earnings

Net Interest Income

Net interest income for the fourth quarter of 2003 was $37.7 million compared to $49.4 million for the same quarter in 2002. Net interest income for the year ended December 31, 2003 was $171.6 million compared to $192.8 million in 2002. Average earning assets in 2003 were $5.70 billion compared to $5.48 billion in 2002.

In accordance with a new accounting interpretation adopted on October 1, 2003, Riggs deconsolidated the entities that have issued its trust preferred securities and began accounting for its trust preferred securities as long-term debt. As a result of this change, interest expense for the fourth quarter of 2003 includes $5.3 million that was previously classified as minority interest expense.

As previously disclosed, in the third quarter of 2003, the United States Department of the Treasury changed the method by which it compensates financial agent banks. Under the prior compensation methodology, Riggs was compensated by interest earned on Department of Treasury deposit balances, which was reflected in net interest income. As a result of the change in compensation methodology, Riggs’ income of $1.9 million during the fourth quarter of 2003 in its capacity as a financial agent bank was recognized as non-interest income rather than interest income.

Finally, net interest income was adversely impacted throughout 2003 by the rapid repayment of mortgages and mortgage-backed investment securities as a result of the low interest rate environment. This resulted in more rapid amortization of purchase premiums and deferred acquisition costs, which adversely impacted interest income.

Provision for Loan Losses

During the fourth quarter of 2003, the Company’s loan portfolio increased by approximately $279 million. As a result of this growth, the Company recorded a $2.8 million provision for loan losses in the quarter compared to a $689 thousand provision for loan losses in the fourth quarter of 2002.

Non-interest Income

Non-interest income for the fourth quarter of 2003 totaled $25.4 million, an increase of $728 thousand from $24.7 million in the fourth quarter of 2002. Non-interest income for the year ended December 31, 2003 was $110.3 million, an increase of $16.9 million, or 18%, from $93.4 million in the prior year.

Trust and investment advisory income for the fourth quarter of 2003 was $9.4 million compared to $9.3 million for the fourth quarter of 2002, and $37.5 million for the year ended December 31, 2003, compared to $42.7 million in the prior year. Trust and investment advisory income was adversely impacted by the previously reported renegotiation of a 10-year agreement with the real estate advisor to the Multi-Employer Property Trust, which became effective July 15, 2002. As a result of this renegotiation, revenues associated with this business activity for the 12-month period of 2003 decreased $3.5 million from the comparable period of 2002.

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Page Three – Riggs Fourth Quarter 2003 Earnings

Service charges and other fees were $12.8 million and $49.5 million for the three and 12-month periods ended December 31, 2003, compared to $11.5 million and $45.4 million, respectively, for the same periods in the prior year.

Non-interest income included pre-tax securities gains of $774 thousand for the fourth quarter of 2003, compared to pre-tax securities gains of $2.1 million in the comparable quarter of the prior year. For the year ended December 31, 2003, non-interest income included pre-tax securities gains of $13.3 million, compared to pre-tax securities gains of $9.5 million for the year ended December 31, 2002. Venture capital losses in the fourth quarter of 2003 were $569 thousand, compared to $1.1 million in the fourth quarter of 2002. Venture capital losses in 2003 decreased 72%, from $14.8 million in 2002 to $4.2 million in 2003. Venture capital losses are not tax deductible. Finally, as noted above, the Department of the Treasury changed its method for compensating financial agent banks, which resulted in a $1.9 million increase in non-interest income in the fourth quarter of 2003 compared to the prior year’s period.

Non-interest Expense

Non-interest expense for the 2003 fourth quarter was $70.2 million, compared to $64.4 million in the year-ago quarter.

Non-interest expense for the year ended December 31, 2003 was $260.8 million, compared with $240.4 million in 2002. Expenses in 2003 were higher than a year ago primarily due to increased project expense related to the performance and service improvement initiative. This is an expense the Company does not expect will continue in 2004. Riggs’ compliance with the Bank Secrecy Act and other regulations also contributed to the Company’s higher expenses in 2003.

Non-performing Assets

Non-performing assets continued to be maintained at low levels. Non-performing assets, including other real estate owned, were $2.3 million at December 31, 2003, which is an increase from the $670 thousand at December 31, 2002. However, non-performing assets were lower than the quarter ended September 30, 2003, when they were $4.1 million. Riggs’ reserve for loan losses at December 31, 2003 was $28.3 million, and the ratio of loan loss reserve to total loans was .88%.

Dividend

Separately, the Board of Directors of Riggs National Corporation declared a dividend of $.05 per share on its Common Stock. The dividend is payable February 9, 2004, to shareholders of record on February 4, 2004.

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Page Four – Riggs Fourth Quarter 2003 Earnings

Other Fourth Quarter Information

Riggs was advised that plaintiffs in two consumer class action lawsuits regarding the acceptance of Visa and MasterCard debit cards will not proceed against any banks, including Riggs. Riggs previously was one of a number of major financial institutions named as a defendant in the cases.

* * *

Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 47 branches in the Washington, D.C. metropolitan area, as well as locations in Miami, London, Channel Islands and Berlin. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses. Riggs is also the dominant financial institution serving embassies, both in the United States and abroad. More information on the Company can be found at the Company’s website www.riggsbank.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company’s results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company’s success in executing these strategies, and its business generally. Additional factors that could affect the Company’s future earnings, operations, performance, development, growth and projections, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, loss of a significant customer, Congressional legislation, government investigations, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.

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Page Five – Riggs Fourth Quarter 2003 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

EARNINGS:

Interest Income	$58,206	$65,277	$236,642	$259,537
Interest Expense	20,475	15,829	65,034	66,729

Net Interest Income	37,731	49,448	171,608	192,808
Provision for Loan Losses	2,825	689	5,146	421

Net Interest Income After Provision for Loan Losses	34,906	48,759	166,462	192,387
Noninterest Income Excluding Securities Gains, Net	24,647	22,638	96,959	83,950
Securities Gains, Net	774	2,055	13,331	9,450

Total Noninterest Income	25,421	24,693	110,290	93,400
Total Noninterest Expense	70,190	64,432	260,808	240,384

Income (Loss) Before Taxes and Minority Interest	(9,863)	9,020	15,944	45,403
Applicable Income Tax Expense (Benefit)	(2,967)	2,911	4,386	15,471
Minority Interest, Net of Taxes	(38)	3,906	10,579	16,911

Net Income (Loss)	$(6,858)	$2,203	$979	$13,021

Basic Earnings (Loss) Per Share	$(.24)	$.08	$.03	$.46
Diluted Earnings (Loss) Per Share	(.24)	.08	.03	.45

AVERAGES:

Total Assets	$6,068,907	$6,372,751	$6,351,145	$6,062,577
Total Earning Assets *	5,363,880	5,772,194	5,703,805	5,479,606
Total Loans, Net of Premium, Discount & Fees	3,067,733	2,885,038	3,016,963	2,859,291
Total Interest-Bearing Deposits	3,456,704	4,537,230	3,526,844	4,235,626
Total Noninterest-Bearing Deposits	608,975	508,282	571,107	509,463
Total Deposits	4,065,679	5,045,512	4,578,742	4,745,089
Total Interest-Bearing Liabilities	4,835,201	5,075,291	5,052,443	4,760,129
Total Stockholders’ Equity	374,357	384,832	382,606	374,704

OTHER FINANCIAL INFORMATION:

Venture Capital Investment Loss	$(569)	$(1,079)	$(4,206)	$(14,822)
Net Interest Margin**	2.88%	3.48%	3.09%	3.59%
Return on Average Assets	(.45)%	.14%	.02%	.21%
Return on Average Stockholders’ Equity	(7.27)%	2.27%	.26%	3.48%
Common Shares Outstanding	28,680,138	28,510,224	28,680,138	28,510,224
Average Common Shares Outstanding	28,685,095	28,507,544	28,609,296	28,505,405
Average Diluted Shares Outstanding	29,988,371	29,057,496	29,577,085	28,904,199
Book Value Per Common Share Outstanding	13.02	13.65	13.02	13.65
Period End Stockholders’ Equity to Total Assets	5.86%	5.70	5.86%	5.70%

PERIOD END:

Total Assets			$6,369,558	$6,825,695
Total Earning Assets *			5,446,940	6,141,089
Total Loans, Net of Premium, Discount & Fees			3,225,154	3,007,905
Total Goodwill			5,744	6,694
Total Interest-Bearing Deposits			3,612,622	4,555,659
Total Noninterest-Bearing Deposits			673,610	683,338
Total Deposits			4,286,232	5,238,997
Total Interest-Bearing Liabilities			5,195,337	5,384,556
Minority Interest-Trust Preferred Securities***			—	248,584
Total Stockholders’ Equity			373,520	389,241

*Excludes venture capital investments
**Tax-equivalent basis
***At December 31, 2003, Riggs Capital and Riggs Capital II, entities that hold our trust preferred securities, have been deconsolidated in accordance with FIN 46.

Page Six – Riggs Fourth Quarter 2003 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	December 31,	December 31,
	2003	2002

NONPERFORMING ASSETS AND PAST DUE LOANS:

Nonaccrual Loans	$2,308	$548
Renegotiated Loans	—	—
Other Real Estate Owned and Other Repossessed Assets, Net	40	122

Total Nonperforming Assets	$2,348	$670

Loans Past Due 90 Days or More	$12,178	$11,045

Potential Problem Loans	$814	$5,302

Nonaccrual Loans to Total Loans	0.07%	0.02%
Nonperforming Assets to Total Loans and Repossessed Assets Owned, Net	0.07%	0.02%
Nonperforming Assets to Total Assets	0.04%	0.01%

RESERVE FOR LOAN LOSSES:

Reserve for Loan Losses	$28,285	$25,958
Reserve for Loan Losses to Total Loans****	0.88%	0.86%
Reserve for Loan Losses to Nonaccrual and Renegotiated Loans	1,225.52%	4,736.86%
Net Charge-Offs for the Three Months	$1,433	$927
Net Charge-Offs to Average Loans for the Three Months	0.05%	0.03%
Net Charge-Offs for the Twelve Months	$3,070	$4,719
Net Charge-Offs to Average Loans for the Twelve Months	0.10%	0.17%

CAPITAL RATIOS:
RIGGS NATIONAL CORPORATION:

Tier 1 Capital to Risk-Weighted Assets	12.21%	14.13%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	17.36%	20.25%
Leverage	8.41%	7.85%

RIGGS BANK N.A.:
Tier 1 Capital to Risk-Weighted Assets	11.10%	12.76%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	11.83%	13.52%
Leverage	7.52%	7.17%

****excludes loans held for sale in 2002 and 2003

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